UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 8, 2010

SEAFARER EXPLORATION CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-29461	73-1556428
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Kyle Kennedy
Chief Executive Officer
14497 N. Dale Mabry Hwy.
Suite 209N
 Tampa, Florida 33618

(Address of principal executive offices) (Zip Code)

(813) 448-3577

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On June 8, 2010, Seafarer Exploration, Inc. (“Seafarer”) entered into an Exploration Agreement with Tulco Resources, Ltd. (“Tulco”) which grants Seafarer the exclusive rights to explore, locate, identify, and salvage a possible shipwreck within the territorial limits of the State of Florida, off of Palm Beach County, in the vicinity of Juno Beach, Florida (the “Exploration Agreement”).

The Exploration Agreement is for a term of three (3) years, which such term may be renewed for an additional three (3) years upon expiration of the initial term, unless otherwise agreed to in writing by the parties to the Exploration Agreement.  Pursuant to the Exploration Agreement, Seafarer is to pay Tulco twenty thousand dollars ($20,000) per calendar year during the term of the Agreement, subject to possible increases if the recovered items and conservation costs increase. As contemplated by the Exploration Agreement, the State of Florida, Department of State, Division of Historical Resources (“FLDHR”) has the right to select up to 20% of the total value of recovered artifacts and treasure for the State's museum collection. After the FLDHR has selected those artifacts and treasure that it feels will complement its collection, then, pursuant to the Exploration Agreement, Seafarer and Tulco have agreed to split the remaining artifacts and treasure, fifty percent (50%) to Tulco and fifty percent (50%) to Seafarer.

Seafarer’s request for renewal of its and Tulco’s agreement with the FLDHR is still being reviewed by the FLDHR. Seafarer cannot conduct artifact recovery operations at the Juno Beach Wreck site unless such renewal is approved.

Item 9.01.  Financial Statements and Exhibits

The following exhibits are filed with this Form 8-K:

Exhibit No.	Description
10.1	Exploration Agreement dated June 8, 2010
99.1	Press Release: Seafarer Exploration Corp. Announces Material Definitive Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAFARER EXPLORATION CORP.

Date: June 11, 2010	By:	/s/ Kyle Kennedy
Name: Kyle Kennedy
Title: Chief Executive Officer